Exhibit 99.1

Inergetics Announces Launch of Martha Stewart Naturals™

New Line of Whole Food Based Supplements for Women

NEWARK, N.J., May 13, 2013 /PRNewswire/ -- Inergetics (NRTI) announces it has entered into a partnership with Martha Stewart Living Omnimedia (MSO) to create Martha Stewart Naturals™, a line of six specially crafted supplements to support good health. The line will be available at retailers and drug stores starting in the Fall of 2013.

Martha Stewart, the premiere arbiter of "good things" and the author of the newly published best-selling Living the Good Long Life: A Practical Guide to Caring for Yourself and Others, furthers her commitment to living well with this new high quality, affordably priced line of women's supplements. "We believe Martha Stewart embodies healthy living and well-being, putting that same philosophy in everything she does. Needless to say, what better name to advocate these new products than Martha Stewart?" said Mike James, CEO of Inergetics.

"I envisioned nutritious whole food-based supplements for women who live their lives the way I do, healthily and with passion," said Martha Stewart. "I have confidence that consumers will recognize the high quality and nutritional value these formulas deliver, and that they will become as excited about them as I am."

"Martha Stewart Naturals will be the first branded line of women's supplements on the market today. Martha Stewart's products will resonate with consumers who strive to live as gracefully and healthily as she does," said Marshall Post, EVP of Inergetics.

About Inergetics, Inc.

Inergetics, Inc. is a leading developer of nutraceuticals and nutritional supplements for the clinical health, sports supplement and mass markets. Inergetics product portfolio features Surgex® Sports Nutrition, the preferred sports nutrition of Army Sports, Bikini Ready®, a leader in weight loss lifestyle solutions and SlimTrim™, the affordable, premium value diet brand.

To learn more about Inergetics, visit www.inergetics.com, and the Inergetics brands' websites at www.surgexsports.com, www.surgexsportsblitz.com, www.slimtrim1.com, www.slimtrim.net, www.bikinireadylifestyle.com, www.kahunasands.com

About Martha Stewart Living Omnimedia, Inc.

Martha Stewart Living Omnimedia, Inc. is a diversified media and merchandising company, inspiring and engaging consumers with unique lifestyle content and distinctive products. The Company reaches approximately 100 million consumers across all media platforms each month and has a growing retail presence with 8,500 products in thousands of retail locations. MSLO's media brands, available across multiple platforms, include Martha Stewart Living, Martha Stewart Weddings, and Everyday Food; the Company also offers books and utility Apps. MSLO's television and video programming includes "Martha Stewart's Cooking School" and "Martha Bakes" series on PBS, in addition to new made-for-the-web video and a vast library of how-to content available online. Martha Live, a new radio show hosted by Martha Stewart, airs every weekday on SIRIUS XM Channel 107. MSLO also designs high-quality Martha Stewart products in a range of lifestyle categories available through select retailers, including The Home Depot, Macy's, Staples (together with Avery), PetSmart, Michaels and Jo-Ann Fabric & Craft Stores. The Company entered into a strategic alliance with J.C. Penney Company, Inc., and will launch products in jcp stores in Spring 2013. The MSLO family of brands also includes Chef Emeril Lagasse's media and merchandising properties.

Additional information about MSLO is at www.marthastewart.com.

Jenny Bernholz, Martha Stewart Living Omnimedia Inc., Corporate Communications, 212-827-8663, jbernholz@marthastewart.com

Terri Trespicio, Inergetics, 617-852-3632, terri@2marketmedia.com